 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): July 27, 2018

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On July 27, 2018, Fernando Reinach notified Amyris, Inc. (the “Company”) of his intent to resign from the Board of Directors (the “Board”) of the Company due to other commitments, but agreed to serve as a consultant to the Company following his resignation. Dr. Reinach’s resignation would become effective at such time as a new director has been appointed to serve on the Board and the Audit Committee of the Board (the “Audit Committee”) to fill the vacancy created by Dr. Reinach’s resignation.

Appointment of New Director

On August 1, 2018, the Board appointed Steven Mills as a Class I director (whose initial term will expire at the Company’s annual meeting of stockholders to be held in 2020, or upon his earlier death, resignation or removal), replacing Dr. Reinach. Mr. Mills was also appointed as a member of the Audit Committee to fill the vacancy created by Dr. Reinach’s resignation.

Mr. Mills has 40 years of experience in the fields of accounting, corporate finance, strategic planning, risk management, and mergers and acquisitions. He served as Chief Financial Officer of the Company from May 2012 to December 2013. Prior to joining the Company, Mr. Mills had a 33-year career at Archer-Daniels-Midland Company (“ADM”), one of the world’s largest agricultural processors and food ingredient providers. At ADM, he held various senior executive roles, including Chief Financial Officer, Controller, and head of Global Strategic Planning. Since 2013, Mr. Mills has served as a consultant and advisor to clients in the private equity, agribusiness, and financial services fields. Mr. Mills currently serves on the boards of Black Hills Corporation (where he also serves as the chair of the audit committee), Farmers Edge, Inc., Big Red Group Holdings, LLC, Illinois College (where he also serves as the chairman of the board), and First Illinois Corporation (along with its wholly-owned banking subsidiary, Hickory Point Bank & Trust). Mr. Mills holds a Bachelor of Science degree in Mathematics from Illinois College.

Mr. Mills is eligible for the Company’s standard compensation for non-employee directors, as described in the “Director Compensation” section of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 27, 2018, which disclosure is incorporated herein by reference. On August 1, 2018, the Board approved certain amendments to the Company’s non-employee director compensation program, pursuant to which (i) the annual equity award for serving directors was modified from consisting of an option to purchase 1,733 shares of the Company’s common stock and 1,133 restricted stock units (“RSUs”) to an option to purchase 3,466 shares of the Company’s common stock and 2,266 RSUs, in each case becoming fully vested after one year and (ii) the initial equity award for new directors upon joining the Board was modified from an option to purchase 3,000 shares of the Company’s common stock (vesting in equal quarterly installments over three years) and 2,000 RSUs (vesting in equal annual installments over three years) to a pro-rated annual equity award (based on the number of days between election and the one-year anniversary of the most recent annual award grant), which would vest in full on the one-year anniversary of the most recent annual award grant. The Company will enter into an indemnification agreement with Mr. Mills in the form that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s registration statement on Form S-1 (File No. 333-166135). The indemnification agreement and the Company’s restated certificate of incorporation, as amended, and restated bylaws require the Company to indemnify its directors to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: August 2, 2018	By:	/s/ Nicole Kelsey
Nicole Kelsey
General Counsel and Secretary